EXHIBIT 15.1

May 7, 2012

Alexander’s, Inc.

210 Route 4 East

Paramus, New Jersey 07652

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Alexander’s, Inc. and subsidiaries for the periods ended March 31, 2012, and 2011, as indicated in our report dated May 7, 2012;  because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, is incorporated by reference in the following registration statements of Alexander’s, Inc. and subsidiaries:

Registration Statement No. 333-151721 on Form S-8

Registration Statement No. 333-180630 on Form S-3

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey